UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2022

ACELRX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35068	41-2193603
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

25821 Industrial Blvd, Suite 400
Hayward, CA 94545
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ACRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement

On September 18, 2015, AcelRx Pharmaceuticals, Inc. (the “Company”) consummated a monetization transaction with PDL BioPharma, Inc. (“PDL”) of the expected royalty stream from the sales of Zalviso™ (sufentanil sublingual tablet system) in the European Union by its commercial partner Grünenthal GmbH (“Grünenthal”) pursuant to the Collaboration and License Agreement, dated as of December 16, 2013, as amended (the “Royalty Monetization”). The Company received gross proceeds of $65 million in the Royalty Monetization. Under the Royalty Monetization, PDL was to receive 75% of the European royalties under the Collaboration and License Agreement, as amended, with Grünenthal, as well as 80% of the first four commercial milestones worth $35.6 million (or 80% of $44.5 million), up to a capped amount of $195.0 million over the life of the arrangement.

The Purchase and Sale Agreement between the Company and ARPI LLC, dated as of September 18, 2015 is filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 and the Subsequent Purchase and Sale Agreement between ARPI LLC (a wholly owned subsidiary of the Company) and  PDL BioPharma, Inc., dated as of September 18, 2015 is filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

On August 31, 2020, PDL announced it sold its royalty interest for Zalviso to SWK Funding, LLC (“SWK”). A liability related to the sale of future royalties of $84.6 million was recorded as of March 31, 2022. On May 31, 2022, the Company and SWK agreed to terminate the Royalty Monetization eliminating any obligation of the Company to SWK. The Company paid SWK consideration of $0.1 million for this termination. As a result of this termination, the liability of $84.6 million recorded at March 31, 2022 will be extinguished, and the Company’s stockholder’s equity will correspondingly increase by $84.5 million. On a pro forma basis, had this termination been effective as of March 31, 2022, the Company’s stockholders’ equity would have been $46.2 million, rather than a stockholders’ deficit of $38.3 million. The accounting for this termination will be reflected in the Company’s Form 10-Q for the period ended June 30, 2022.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 2, 2021, the Company received written notice (the “Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had 180 calendar days to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must have been at least $1.00 per share for a minimum of ten consecutive business days before May 31, 2022. As the Company did not regain compliance within this 180-day period, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Global Market, with the exception of the minimum bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period by effecting a reverse stock split if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that its common stock will be subject to delisting.

On June 1, 2022, the Company received written notice from Nasdaq notifying the Company of its failure to regain compliance with the minimum bid price requirement, and that its common stock is subject to delisting from The Nasdaq Global Market. The Company has appealed Nasdaq’s determination pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. In accordance with the procedures set forth by Nasdaq, the Company will submit a plan that it believes will enable it to regain compliance, including a reverse stock split, if necessary, within the additional time period allowed by Nasdaq. There can be no assurance that the Company’s request for a suspension of the delisting or continued listing of its common stock on the Nasdaq Global Market will be granted.

The Company intends to actively monitor the closing bid price of its common stock and will evaluate available options to regain compliance with the minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2022	ACELRX PHARMACEUTICALS, INC.

	By:	/s/ Raffi Asadorian
Raffi Asadorian
Chief Financial Officer

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